Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-185136) and Registration Statements on Form S-8 (Nos. 333-164851 and 333-183109) of Generac Holdings Inc. (the “Company”) of our reports, dated March 13, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
March 13, 2013